Exhibit 5

                      Godfrey & Kahn, S.C.
                     780 North Water Street
                      Milwaukee, WI 53202
        Phone:  (414) 273-3500    Fax:  (414) 273-5198

                        September 5, 2000

School Specialty, Inc.
1000 North Bluemound Drive
Appleton, WI 54914

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration
No. 333-64193) (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 3,415,000 shares of Common Stock, $0.001 par value per share (the "Shares"), of School
Specialty, Inc., a Wisconsin corporation (the
"Company"), 2,915,000 of which Shares (the "Incentive
Plan Shares") are issuable pursuant to the School
Specialty, Inc. Amended and Restated 1998 Stock
Incentive Plan (the "Incentive Plan") and 500,000 of which Shares (the "401(k) Plan Shares") are issuable pursuant to the Company's 401(k) Plan (the "401(k)
Plan").

     We have examined: (i) the Incentive Plan, the Incentive Plan's prospectus, the 401(k) Plan, the
401(k) Plan's prospectus and the Registration
Statement, (ii) the Company's Articles of Incorporation and By-Laws, (iii) certain resolutions of the Company's
Board of Directors and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Incentive Plan Shares, upon issuance in accordance with the terms of the Incentive Plan, will be duly authorized, validly issued, fully paid and non-assessable, subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), or any successor provision.

     2.   Any 401(k) Plan Shares newly issued by the
Company and sold to employees pursuant to the 401(k)
Plan, will be duly authorized, validly issued, fully paid and non-assessable, subject to Section
180.0622(2)(b) of the WBCL, or any successor provision.

     Section 180.0622(2)(b) of the WBCL provides that shareholders of a corporation organized under Chapter
180 of the WBCL may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon the issuance thereof.

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     We consent to the use of this opinion as an
exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ Godfrey & Kahn, S.C.

                              GODFREY & KAHN, S.C.